EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 333-37804) pertaining to the 1996 Equity Incentive Plan, the 1999 Employee and Consultant Equity Incentive Plan, and the 2000 Employee and Consultant Equity Incentive Plan, and the Registration Statement (Form S-8, File No. 333-67070), pertaining to the Second Amended and Restated 2000 Employee and Consultant Equity Incentive Plan, each of Vyyo Inc., of our report dated January 16, 2001, with respect to the consolidated financial statements of Vyyo Inc. for the year ended December 31, 2000, included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

/s/	ERNST & YOUNG LLP

Palo Alto, California
February 15, 2002

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